CERTIFICATE OF AMENDMENT

                                       OF

                           DB ABSOLUTE RETURN FUND LLC




FIRST: The name of the limited liability company is DB Absolute Return Fund LLC.


SECOND: The Certificate of Formation of the limited liability company is hereby amended as follows:


     The name of the limited liability company is hereby changed to DB Hedge Strategies Fund LLC.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 11th day of January, 2002.



                               John T. Ferguson, Jr.
                               As Organizing Member and Director
                               31 West 52nd Street
                               New York, NY 10019